                                                             Exhibit 99(a)(5)(X)

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

------------------------------------------x
                                          :
SIMON PROPERTY GROUP, INC.,
SIMON PROPERTY ACQUISITIONS, INC.,        :
AND RANDALL J. SMITH,
                                          :
                            Plaintiffs,   :

                      - against -            CIVIL ACTION NO. 02-74799
                                          :
TAUBMAN CENTERS, INC., A. ALFRED             The Honorable Victoria A. Roberts
TAUBMAN, ROBERT S.TAUBMAN, LISA           :
A. PAYNE, GRAHAM T. ALLISON, PETER           Magistrate Judge Virginia M. Morgan
KARMANOS, JR., WILLIAM S. TAUBMAN,        :
ALLAN J. BLOOSTEIN, JEROME A.
CHAZEN, AND S. PARKER GILBERT,            :

                         Defendants.      :

------------------------------------------x


            REPLY MEMORANDUM OF LAW IN SUPPORT OF SPG PLAINTIFFS' AND
               RANDALL SMITH'S MOTION FOR A PRELIMINARY INJUNCTION
        -----------------------------------------------------------------


Carl H. von Ende (P21867)                    WILLKIE FARR & GALLAGHER
Todd A. Holleman (P57699)                    787 Seventh Avenue
MILLER, CANFIELD, PADDOCK &                  New York, New York  10019
   STONE, P.L.C.                             Telephone:  (212) 728-8000
150 West Jefferson, Suite 2500               Facsimile:  (212) 728-8111
Detroit, Michigan  48226-4415                Attorneys for SPG Plaintiffs
Telephone:  (313) 963-6420
Facsimile:  (313) 496-7500                   SKADDEN, ARPS, SLATE,
Attorneys for all Plaintiffs                 MEAGHER, & FLOM LLP
                                             300 South Grand Avenue
                                             Los Angeles, California  90071
                                             Telephone:  (213) 687-5000
                                             Facsimile:  (213) 687-5600
                                             Attorneys for Randall J. Smith

                                TABLE OF CONTENTS

                                                                                         PAGE

Table Of Authorities.......................................................................ii

Index To Appendix...........................................................................v

Statement of Issues Presented...............................................................x

Controlling Or Most Appropriate Authorities...............................................xii

A.    Defendants Have Breached And Continue To Breach Their Fiduciary Duties................2

B.    The "Group" Shares May Not Be Voted Under the Control Share Act......................11

C.    A Preliminary Injunction Is Warranted................................................14

CONCLUSION.................................................................................15

                              TABLE OF AUTHORITIES

CASES

                                                                                                   PAGE(S)
ALA. BY-PRODUCTS CORP. V. CEDE & CO., 657 A.2d 254 (Del. 1995)..........................................10

AM. STATES INS. CO. V. TAUBMAN CO., 352 F. Supp. 197 (E.D. Mich. 1972)..................................10

AVACUS PARTNERS, L.P. V. BRIAN, 1990 WL 161909
     (Del. Ch. Oct. 24, 1990)............................................................................9

BANK OF NEW YORK V. IRVING TRUST CO., 528 N.Y.S.2d 482 (1988)...........................................14

BLASIUS INDUS., INC. V. ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988)........................................3

BOROCK V. COMERICA BANK-DETROIT, 938 F. Supp. 428 (E.D. Mich. 1996).....................................10

CAMPAU V. MCMATH, 185 Mich. App. 724 (1990)..............................................................3

CARDIZEM CD ANTITRUST LITIG., 90 F. Supp. 2d 819 (E.D. Mich. 1999)....................................8, 9

CHESAPEAKE V. SHORE, 771 A.2d 293 (Del. Ch. 2000)........................................................6

CLARK V. SAKOWSKI, 2000 WL 33405937 (Mich. App. Oct. 13, 2000)...........................................9

CROWLEY V. LOCAL NO. 82, 679 F.2d 978 (1st Cir. 1982),
     REV'D ON OTHER GROUNDS, 467 U.S. 526 (1984)........................................................14

CRTF CORP. V. FEDERATED DEP'T STORES, INC.,
     683 F. Supp. 422 (S.D.N.Y. 1988)....................................................................7

EMERSON RADIO CORP. V. INT'L JENSON, INC., 1996 WL 483086
     (Del. Ch. Aug. 20, 1996)............................................................................7

FDIC V. HYDE PARK APARTMENTS, 1996 WL 138558 (9th Cir. Mar. 27,1996).....................................8

GAF CORP. V MILSTEIN, 453 F.2d 709 (2d Cir. 1971)......................................................132

IN RE GAYLORD CONTAINER CORP. S'HOLDERS LITIG., 747 A.2d 71 (Del. Ch. 1999)..............................9

GIBRALT CAPITAL CORP. V. SMITH, 2001 WL 647837 (Del. Ch. May 9, 2001)...................................11

GRAND METRO. V. PILLSBURY CO., 558 A.2d 1049 (Del. Ch. 1988).............................................7

HILTON HOTELS CORP. V. ITT CORP., 978 F. Supp. 1342 (D. Nev. 1997).......................................5

                                       ii


HOFFMAN V. VULCAN MATERIALS CO., 19 F. Supp. 2d 475 (M.D.N.C. 1998)......................................8

K-N ENERGY, INC. V. GULF INTERSTATE CO., 607 F. Supp. 756 (D. Colo. 1983)...............................13

LEXINGTON-FAYETTE URBAN COUNTY GOV'T V. BELLSOUTH TELECOMM., INC., 14 Fed. Appx. 636 (6th Cir. 2001)....14

LIPTON V. NEWS INT'L, 514 A.2d 1075 (Del. 1986)..........................................................9

LOTHIAN V. CITY OF DETROIT, 414 Mich. 160 (1982)........................................................11

MCCANN V. BRODY-BUILT CONSTR. CO., 197 Mich. App. 512 (1992).............................................9

MEEK V. MICH. BELL TEL. CO., 193 Mich. App. 340 (1991)..................................................10

MM COS., INC. V. LIQUID AUDIO, INC., 813 A.2d 1118 (Del. 2003)...........................................4

NEARY V. MARKHAM, 155 F.2d 485 (10th Cir. 1946).........................................................11

OLDEN V. LAFARGE CORP., 203 F.R.D. 254 (E.D. Mich. 2001).................................................9

O'MALLEY V. BORIS, 742 A.2d 845 (Del. 1999)..............................................................6

OMNICARE, INC. V. NCS HEALTHCARE, INC., 809 A.2d 1163 (Del. Ch. 2002),
     REV'D ON OTHER GROUNDS, 2002 Del. LEXIS 723 (Del. Dec. 10, 2002)....................................7

PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. Apr. 18, 1986).................................................14

PROF'L HOCKEY CLUB V. DETROIT RED WINGS, 787 F. Supp. 706
     (E.D. Mich. 1992)...................................................................................8

IN RE SHELL OIL CO., 1990 WL 201390 (Del. Ch. Dec. 11, 1990).............................................7

STAHL V. APPLE BANCORP, INC., 579 A.2d 1115 (Del. Ch. 1990)..............................................4

STENBERG V.  CHEKER OIL CO., 573 F.2d 921 (6th Cir. 1978)...............................................14

STEWART V ALVAREZ, 2002 U.S. Dist. LEXIS 19195 (E.D. La. Oct. 8, 2002)...................................9

STROMBERG METAL WORKS, INC. V. PRESS MECH., INC., 77 F.3d 928 (7th Cir. 1996)............................9

TOMCZAK V. MORTON THIOKOL, INC., 1990 WL 42607 (Del. Ch. 1990)...........................................4

IN RE TRI-STAR PICTURES, INC. LITIG., 634 A.2d 319 (Del. 1993)...........................................9

                                       iii

UNITED FOOD & COMMERCIAL WORKERS V. S.W. OHIO REG'L TRANSIT AUTHORITY,
   163 F.3d 341 (6th Cir. 1998).........................................................................14

UNITRIN, INC. V. AM. GEN. CORP., 651 A.2d 1361 (Del. 1995)...............................................5

UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985).............................................4

STATUTES

17 C.F.R. Sections 240 13d-3(a), 13d-5(b)(1),...........................................................11

28 U.S.C. Section 1367...................................................................................9

Fed. R. Civ. P. 17.......................................................................................8

Fed. R. Civ. P. 19.......................................................................................8

Fed. R. Evid. 801(2)(D); 803(5), (6).....................................................................1

MCLs Sections.450 1791 (1), (2).....................................................................11, 12

Official Comments to Ind. Code 23-1-42-1................................................................12

                                INDEX TO APPENDIX

                           Volume I: Public Documents

                                                                                                      Page

SPG Offer to Purchase for Cash, dated Dec. 5, 2002......................................................A1

SPG and Westfield Supplement to the Offer to Purchase, dated Jan. 15, 2003.............................A56

TCI Schedule 14D-9/A Amendment No. 3, dated Dec. 20, 2002..............................................A95

TCI Common Stock Prospectus, dated Nov. 20, 1992 (Defendants' Exhibit 7)..............................A158

TCI Articles of Incorporation, dated Aug. 9, 2000.....................................................A348

TCI Second Amendment and Restatement of Agreement of
      Limited Partnership, dated Sept. 30, 1998.......................................................A383

TCI Form 8-K, dated Aug. 18, 1998 (Payne Exhibit 1)...................................................A448

TCI Form 8-K, dated Sept. 30, 1998 (Payne Exhibit 2)..................................................A468

TCI Schedule 14D-9, dated December 11, 2002 (Gilbert Exhibit 10)......................................A486

Press Release, Taubman Centers, Inc., dated Jan. 21, 2003.............................................A512

TCI Schedule 13D/A, dated Nov. 14, 2002...............................................................A516

Press Release, Taubman Centers, Inc., dated Dec. 17, 2002 ............................................A570

TCI Schedule 13D/A, dated Jan. 28, 2003...............................................................A573

                    Volume II: Deposition Exhibits/Documents

                                                                                                      Page

NOVA Restructuring and Recapitalization Plan Goldman Sachs as Advisor
     to the NOVA Family (Rosenberg Exhibit 7).........................................................A600

Project NOVA Goldman Sachs Value Added (Rosenberg Exhibit 8)..........................................A602

Memorandum to IBD Innovation Award Committee, dated Nov. 18, 1998
     (Rosenberg Exhibit 10)...........................................................................A608

Goldman Sachs Handwritten Notes (Bloostein Exhibit 3) ................................................A610

Separation and Relative Value Adjustment Agreement, dated Aug. 17, 1998...............................A775

REIT Flowchart (Bloostein Exhibit 2)..................................................................A845

Morgan Stanley Handwritten Notes (Niehaus Exhibit 3)..................................................A846

Letter from Morgan Stanley to the Taubman Partnership Committee and Board of
     Directors, dated Aug. 17, 1998 (Niehaus Exhibit 8)...............................................A847

Minutes of Meeting of the Partnership Committee of TCI, dated June 24, 1998
     (Gilbert Exhibit 3)..............................................................................A850

Project NOVA, Preliminary Transaction Term Sheet Unit Redemption Transaction,
     revised June 29, 1998............................................................................A854

1998 Draft Press Releases (Taubman Exhibit 12)........................................................A861

TCI Ownership Structure, May 2001 Proxy (Rosenberg Exhibit 5) ........................................A912

Letter from Goldman Sachs to R. Taubman, dated Oct. 25, 2002 (R. Taubman Exhibit 9) ..................A914

Minutes of a Special Meeting of the Board of Directors of TCI,
     dated Oct. 28, 2002 (Rosenberg Exhibit 1)........................................................A923

Voting Agreements, dated Nov. 14, 2002 (R. Taubman Exhibit 13) .......................................A928

Letter from D. Simon to R. Taubman, dated Oct. 22, 2002 (Bloostein Exhibit 4) ........................A935

              Volume III: Deposition Testimony/Cases & Authorities

                                                                                                               Page

Excerpts from the Deposition Transcript of Allan J. Bloostein, taken Jan. 14, 2003 ............................A938

Excerpts from the Deposition Transcript of Simon Parker Gilbert, taken Jan. 9, 2003............................A984

Excerpts from the Deposition Transcript of G. William Miller, taken Jan. 22, 2003.............................A1030

Excerpts from the Deposition Transcript of Lisa Payne, taken Jan. 17, 2003....................................A1037

Excerpts from the Deposition Transcript of Christopher J. Niehaus, taken Jan. 17, 2003........................A1060

Excerpts from the Deposition Transcript of Adam Rosenberg, taken Jan. 24, 2003................................A1087

Excerpts from the Deposition Transcript of David Simon, taken Jan. 24, 2003...................................A1119

Excerpts from the Deposition Transcript of Robert Taubman, taken January 16, 2003.............................A1124

MICH. COMP LAWS Sections 450.1790-1799 .......................................................................A1163

DAVID M. EINHORN ET AL, REIT M&A TRANSACTIONS-PECULIARITIES AND
     COMPLICATIONS, 55 BUS. LAW. (Feb. 2000) ..................................................................A1172

MILLER V. VILL. HILL DEV. CORP., No. 220297, 2001 WL 754050
      (Mich. Ct. App. July 3, 2001) ..........................................................................A1214

MM CO., INC. V. LIQUID AUDIO, INC., No. 606, 2002, 2003 WL 58969
      (Del. Jan. 7, 2003) ....................................................................................A1217

PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. 1986) ...............................................................A1228

PHILLIPS V. INSITUFORM OF N. AM., INC., Civ. A. No. 9173, 1987 WL 16285
      (Del. Ch. 1987) ........................................................................................A1240

SCHAFFER EX REL. LASERSIGHT INC. V. CC INV., LDC, No. 99 Civ. 2821 (VM), 2002 WL
     31869391 (S.D.N.Y. Dec. 20, 2002)........................................................................A1249

SEILON, INC. V. LAMB, No. C 83-314, 1983 WL 1354 (N.D. Ohio July 27, 1983)....................................A1257

                                    Volume IV

                                                                                                               Page
SPG Press Release, dated Feb. 17, 2003........................................................................A1273

Computershare Report of Shares Tendered, dated Feb. 14, 2003..................................................A1275

REIT Wrap, dated Feb. 18, 2003................................................................................A1276

TCI Schedule 14D-9A, dated Feb. 19, 2003......................................................................A1281

TCI Schedule 14D-9A, dated Feb. 4, 2003.......................................................................A1288

Defendants' Response to Plaintiffs' Third Request For
      Production Of Documents.................................................................................A1293

The Rouse Company Letter to R. Taubman, dated May 1, 1998.....................................................A1298

TCI Closing Stock Price, May 1, 1998..........................................................................A1299

TCI 2002 Proxy Statement......................................................................................A1300

Excerpts from the Deposition Transcript of Lucian Bebchuk, taken Feb. 19, 2003................................A1331

Excerpts from the Deposition Transcript of Martin Cicco, taken Feb. 5, 2003...................................A1347

Excerpts from the Deposition Transcript of Simon Parker Gilbert, taken Jan. 9, 2003...........................A1350

Excerpts from the Deposition Transcript of M. Travis Keath, taken Feb. 13, 2003...............................A1352

Excerpts from the Deposition Transcript of Peter Lowy, taken Feb. 19, 2003....................................A1368

Excerpts from the Deposition Transcript of G. William Miller, taken Jan. 22, 2003.............................A1373

Excerpts from the Deposition Transcript of Adam Rosenberg, taken Jan. 24, 2003................................A1381

Excerpts from the Deposition Transcript of David Simon, taken Jan. 24, 2003...................................A1389

Excerpts from the Deposition Transcript of Randall J. Smith, taken Feb. 14, 2003..............................A1393

Excerpts from the Deposition Transcript of Robert Taubman, taken Jan. 16, 2003................................A1405

Excerpts from the Deposition Transcript of Philip Ward, taken Jan. 17, 2003...................................A1409

                                      viii

17 C.F.R. Sections 240. 13d-3(a), 13d-5(b)(1),................................................................A1415

IND. CODE ANN. Section 23-1-42-1..............................................................................A1419

AVACUS PARTNERS, L.P. V. BRIAN, Civ. A. No. 11001, 1990 WL 161909
      (Del. Ch. Oct. 24, 1990)................................................................................A1423

CLARK V. SAKOWSKI, No. 210508, 2000 WL 33405937
      (Mich. App. Oct. 13, 2000.).............................................................................A1432

EMERSON RADIO CORP. V. INT'L JENSEN INC., Civ. A. Nos. 15130, 14992,
      1996 WL 483086 (Del. Ch. Aug. 15, 1996).................................................................A1436

FDIC V. HYDE PARK APARTMENTS, No. 94-56673, 1996 WL 138558
      (9th Cir. Mar. 27. 1996)................................................................................A1457

GIBRALT CAP. CORP. V. SMITH, No. 17422, 2001 WL 647837
      (Del. Ch. May 9, 2001)..................................................................................A1461

OMNICARE, INC. V. NCS HEALTHCARE, INC., No. 605, 649, 2002 Del. LEXIS 723
      (Del. Ch. Dec. 10, 2002)................................................................................A1475

IN RE SHELL OIL CO., Civ. A. No. 8080, 1990 WL 201390
      (Del. Ch. Dec. 11, 1990)................................................................................A1480

STEWART V. ALVAREZ, No. Civ. A. No. 02-1159, 2002 U.S. Dist. LEXIS 19195
      (E.D. La. Oct. 7, 2002) ................................................................................A1519

TOMCZAK V. THIOKOL, INC., Civ. A. No. 7861, 1990 WL 42607 (Del. Ch. Apr. 5, 1990).............................A1523

SPG Schedule TO/A, Amendment No. 16, dated Feb. 27, 2003......................................................A1537

Affidavit of Keith R. Pauley..................................................................................A1546

Affidavit of Robert H. Steers.................................................................................A1548

                        STATEMENT OF THE ISSUES PRESENTED

          (i) Whether defendants have discharged their burden under CAMPAU V. MCMATH, 185 Mich. App. 724 (1990) of demonstrating that issuance of the Series B to the Taubman family had a valid and proper corporate purpose rather than the improper purpose of transferring control to the Taubman family.

          THE PLAINTIFFS SAY: NO

          (ii) Whether the defendants have discharged their "heavy burden of demonstrating a compelling justification" for issuance of the Series B to the Taubman family under BLASIUS INDUS., INC. V. ATLAS CORP., 564 A.2d 651 (1990).

          THE PLAINTIFFS SAY: NO

          (iii) Whether the defendants have discharged their burden under UNOCAL
V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985) of demonstrating that issuance of the Series B to the Taubman family in response to the unsolicited offer by the Rouse Company to purchase the shares of TCI for $17.50 per share, was reasonable, proportionate and non-preclusive to third party offers.

          THE PLAINTIFFS SAY: NO

          (iv) Whether TCI's board of directors is breaching its fiduciary duties by relying upon the improperly-issued Series B to the Taubman family, and refusing to allow shareholders to take advantage of the SPG/Westfield $20 per share offer, despite the tender by approximately 85% of TCI's shares of common stock into the SPG/Westfield tender offer.

          THE PLAINTIFFS SAY: YES

          (v) Whether, SPG, as a bidder-shareholder, has standing to assert its breach of fiduciary duty claims where the defendant directors have breached and are continuing to breach their fiduciary duties both before and after SPG became a stockholder of TCI.

          THE PLAINTIFFS SAY: YES

          (vi) Whether the Court has subject matter jurisdiction over this action, despite the absence of an entity called TG Partners Limited Partnership ("TG"), where defendant Alfred Taubman (a) controls TG, (b) is the beneficial owner of TG's Series B and partnership units, (c) votes TG's Series B on behalf of all the partners of TG, and (d) can adequately protect the interests of TG.

          THE PLAINTIFFS SAY: YES

          (vii) Whether the Court has subject matter jurisdiction over the action where plaintiff Randall Smith, a TCI stockholder since 1993, (a) is seeking an injunction to set aside the Taubman family's valuable Series B voting rights, (b) the value of the injunction to the defendants, including the cost of complying with the injunction, is more than $75,000, and (c) 28 U.S.C. Section 1367 explicitly permits supplemental jurisdiction to be exercised over claims by plaintiffs joined under Fed. R. Civ. P. 20.

          THE PLAINTIFFS SAY: YES

          (viii) Whether Randall Smith's claims are derivative in nature where Smith asserts that the Series B improperly interfered with his voting rights in TCI because the Series B improperly diluted and shifted voting control away from other public shareholders to the Taubman family.

          THE PLAINTIFFS SAY: NO

          (ix) Whether plaintiffs' breach of fiduciary duty claims are time-barred where (a) SPG and other TCI shareholders first suffered injury from the Taubman family's blocking position in November 2002 when that blocking position was used -- by the Taubman family and the TCI board -- to thwart SPG's all cash offer, (b) defendants are engaged in a pattern of wrongful conduct that began in 1998 and which continues to this day, and (c) plaintiffs' equitable fiduciary duty claims seek "purely equitable" relief.

          THE PLAINTIFFS SAY: NO

          (x) Whether the group formed in November 2002 for the purpose of collectively voting their 33.6% voting interest against the SPG offer may vote their shares against the SPG/Westfield offer, where TCI's shareholders have not conferred voting rights on those shares in accordance with Michigan Control Share Acquisitions Act.

          THE PLAINTIFFS SAY: NO

          (xi) Whether, absent injunctive relief, the plaintiffs will suffer irreparable injury if the Series B is permitted to vote at an upcoming meeting of TCI's shareholders, where the defendants have been engaged in a campaign of disinformation designed to persuade shareholders that the Series B is valid and that the SPG/Westfield offer cannot succeed absent a judicial ruling in this litigation.

          THE PLAINTIFFS SAY: YES

          CONTROLLING OR MOST APPROPRIATE AUTHORITY

DEFENDANTS HAVE BREACHED AND CONTINUE TO BREACH THEIR FIDUCIARY DUTIES

BLASIUS INDUS., INC. V. ATLAS CORP., 564 A.2d 651 (Del. Ch. 1988)

CAMPAU V. MCMATH, 185 Mich. App. 724 (1990)

HILTON HOTELS CORP. V. ITT CORP., 978 F. Supp. 1342 (D. Nev. 1997)

UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946 (Del. 1985)

PLAINTIFFS HAVE STANDING

CRTF CORP. V. FEDERATED DEP'T STORES, INC., 683 F. Supp. 422 (S.D.N.Y. 1988)

EMERSON RADIO CORP. V. INT'L JENSON, INC., 1996 WL 483086 (Del. Ch. Aug. 20,
1996)

THE COURT HAS SUBJECT MATTER JURISDICTION

CARDIZEM CD ANTITRUST LITIG., 90 F. Supp. 2d 819 (E.D. Mich. 1999)

FDIC V. HYDE PARK APARTMENTS, 1996 WL 138558 (9th Cir. 1996)

OLDEN V. LAFARGE CORP., 203 F.R.D. 254 (E.D. Mich. 2001)

PROF'L HOCKEY CLUB V. DETROIT RED WINGS, 787 F. Supp. 706 (E.D. Mich. 1992)

STROMBERG METAL WORKS, INC. V. PRESS MECH., INC., 77 F.3d 928 (7th Cir. 1996)

SMITH'S CLAIMS ARE INDIVIDUAL, NOT DERIVATIVE

IN RE TRI-STAR PICTURES, INC. LITIG., 634 A.2d 319 (Del. 1993)

LIPTON V. NEWS INT'L, 514 A.2d 1075 (Del. 1986)

PLAINTIFFS' BREACH OF FIDUCIARY DUTY CLAIM IS NOT BARRED BY THE STATUTE OF LIMITATIONS

BOROCK V. COMERICA BANK-DETROIT, 938 F. Supp. 428 (E.D. Mich. 1996)

CLARK V. SAKOWSKI, 2000 WL 33405937 (Mich. App. Oct. 13, 2000)

MCCANN V. BRODY-BUILT CONSTR. CO., 197 Mich. App. 512 (1992)

MEEK V. MICH. BELL TEL. CO., 193 Mich. App. 340 (1991)

THE GROUP SHARES MAY NOT BE VOTED UNDER THE CONTROL SHARE ACT

GAF CORP. V. MILSTEIN, 453 F.2d 709 (2d Cir. 1971)

Mich. Comp. Laws Sections 450.1791-1799

 15 U.S.C. Section 78m(d)

 17 C.F.R. Section 240.13d-5(b)(1)

Official Comments to Ind. Code 23-1-42-1

A PRELIMINARY INJUNCTION IS WARRANTED

CROWLEY V. LOCAL NO. 82, 679 F.2d 978 (1st Cir. 1982)

LEXINGTON-FAYETTE URBAN COUNTY GOV'T V. BELLSOUTH TELECOMM., INC., 14 Fed. Appx. 636 (6th Cir. 2001)

PACKER V. YAMPOL, 1986 WL 4748 (Del. Ch. Apr. 18, 1986)

STENBERG V. CHEKER OIL CO., 573 F.2d 921 (6th Cir. 1978)

          TCI's shareholders have now spoken: EIGHTY-FIVE PERCENT (85%) of the common shares of TCI, or some 44 MILLION out of 52 million common shares, have been tendered in response to the SPG/Westfield $20 per share offer. SEE A1273-75. This response demonstrates that TCI's shareholders overwhelmingly favor the all-cash offer, that they want to accept the 50% premium created by the offer, and that they want the TCI board to remove the impediments to the offer put in place by the Taubman family.

          Unfortunately for the shareholders, the directors do not care. Barely an hour after the tender results were announced, and without even convening a board meeting, TCI reiterated its implacable opposition to the offer, stating that "the facts have not changed" because "more than 30 percent of outstanding
.. . . voting shares [i.e., the Taubman family] have publicly announced their opposition" to the offer. A1276-80; A1281, 1285. Robert Taubman has publicly called the tender of shares "irrelevant." A1288, 1292. This startling response proves that the group formed to oppose the offer is still alive and well, that TCI is being run by and for the Taubman family, and that what the shareholders want (even 85% of them) does not matter.

          As for what defendants decry as a "lurid and utterly false picture" of their conduct in 1998 (Def. Br. 1), the facts are not the invention of SPG, but are straight out of the contemporaneous record documented by one of defendants' then AND CURRENT professional advisors. Their author has not disavowed the contents or accuracy of a single item in those materials, either in his deposition or in any affidavit submitted to the Court.(1) That daily chronicle of the deal, and not the revisionist history proffered by defendants, discloses what really happened in 1998. And what happened in 1998 is even clearer now that SPG has

--------
(1) Adam Rosenberg, a magna cum laude graduate of Harvard Law School and four-year veteran of the Skadden Arps law firm before he joined Goldman Sachs, testified that he strives for truthful and honest written communications and that he tried to make his notes as accurate as possible. A1382-1387b. He became the ONLY member of the 1998 Goldman team to be assigned to the current defense of the SPG offer. A1388. Defendants' claim that his notes are hearsay is also incorrect. SEE Fed. R. Evid. 801(2)(D); 803(5), (6).

obtained, through subpoena, a copy of the "Rouse letter" in which a 30% premium offer, like SPG/Westfield's offer today, was made to TCI, rejected by the board and concealed from the shareholders because of the Taubman family's ardent wish to avoid a sale. The Series B was created and designed to allow the Taubman family to veto offers made to TCI's shareholders by the Rouses, SPGs and Westfields of the world. If permitted to stand, the Series B will serve that intended, and improper, purpose here.

          A. DEFENDANTS HAVE BREACHED AND CONTINUE TO BREACH THEIR FIDUCIARY DUTIES.

          Defendants' effort to justify the issuance of the Series B under the "business judgment" rule is unavailing. The premise of defendants' argument is that the Series B was "interrelated" with the overall GM Exchange and that because the GM Exchange was approved by disinterested directors after an "exemplary process" it is immune from attack. (Def. Br. 27-28). But the premise is unfounded: the Series B was NOT a necessary part of the GM Exchange, nor was there any "obligation" to issue the Series B, as falsely claimed by TCI in an 8-K filing that defendants still utterly fail to explain. A468-69; SEE A1353-54 (Keath); A1338-41 (Bebchuck).

          The record establishes that the sole purpose of the Series B was to grant the Taubman family, for the first time, a veto right in the public company. It was appended to the deal late in the game at the behest of the family and its advisors without any assessment of its value by the board, (2) without consideration of any alternatives by the board, and with no discussion of its blocking impact.(3) All of the so-called benefits the REIT obtained from the GM Exchange (i.e., majority ownership of TRG) would have happened by default had GM simply exited TRG, which the family was happy to see it do. SEE A601, 609 (TCI "removed a potentially contentious

----------
(2) Tellingly, the lead banker who signed Morgan Stanley's fairness opinion on the GM Exchange had "no recollection" of the Series B and said his firm did no financial analysis of it. A1081, 1076 (Niehaus). The opinion does not even mention the Series B. A1077-78; A1011-12.

(3) Defendants claim they "knew" as a matter of "arithmetic" that the Series B would give the family a 30% vote in TCI (Def. Br. 12-13), but they admit there was no discussion or deliberation by the board about the drastic consequences of the Series B. A970-71, 975; A1148.

shareholder"). The Series B was not necessary to preserve a "say over the management of TRG's assets" for the TRG partners (Def. Br. 11), because even without the Series B the TRG partners retained (indeed increased) their percentage ownership of TRG, obtained a veto over any sale of TRG, and increased their representation on the TCI board from 4 of 11 members to 4 of 9. A606-07.(4)

          Neither the alleged financial fairness of the "malls for units" exchange, the meticulousness with which the board is said to have considered the restructuring, nor the fact that multiple professional advisors blessed the overall deal, insulates the Series B from scrutiny. The real question is whether the Series B is fundamentally fair and equitable STANDING ON ITS OWN. The answer to that must be no, because:

          -        It was issued for a mere $38,400;

          - It gave the family an effective veto over third party offers, thereby disenfranchising the public shareholders who own 99% of TCI;

          - It effectively gave away the board's ability to exercise independent judgment over premium offers in the future, such as the current SPG/Westfield offer (A982-83);

          - It effectively eliminated the ability of the shareholders to remove directors through a two-thirds vote (SEE A109, by-laws Section.308).

          Properly viewed on its own, the Series B served no purpose other than to deliver control of TCI to the Taubman family. The business judgment rule simply does not apply to board action, such as issuance of the Series B, designed to cause a reallocation "of effective power with respect to governance of the corporation." BLASIUS INDUS., INC. V. ATLAS CORP., 564 A.2d 651, 660 (Del. Ch. 1988); SEE CAMPAU V. MCMATH, 185 Mich. App. 724 (1990) (stock issued "for the purpose of establishing control of the corporation, and not having some corporate goal as its

----------
(4) As a result of the GM Exchange both the public AND THE FAMILY "got bigger slices of a smaller pie," I.E., increased ownership of a partnership that owned ten fewer malls, but the public lost -- and the family gained -- the ability to control major transactions involving TCI. A1360-61 (Keath); A1342-46 (Bebchuk) (public was "much, much worse off" after GM Exchange). What really happened is that where before 1998 it took two of the three parties (GM, the family and public) to block major transactions, after GM's exit the sole blocking power was consolidated at the REIT and TRG level in a single party, the Taubmans.

principal purpose, is fraudulent as against the other shareholders and cannot be permitted to stand."). Instead, the board "bears the heavy burden of demonstrating a compelling justification for such action." MM COS., INC. V. LIQUID AUDIO, INC., 813 A.2d 1118, 1128 (Del. 2003); SEE STAHL V. APPLE BANCORP, INC., 579 A.2d 1115, 1122 (Del. Ch. 1990) (noting a virtually "per se rule that board action taken for the principal purpose of impeding the effective exercise of the stockholder franchise is inequitable and will be restrained or set aside in proper circumstances"). An inequitable purpose does not require proof of dishonest motive. ID. at 1121.

          The assertion that the Series B produced "no change" because the family's "support" for a sale was required prior to 1998 (Def. Br. 12) is wrong. Prior to the GM Exchange the family had "NO ABILITY to block transactions at EITHER [the] REIT or OP level." After the Series B the family obtained a veto at BOTH the REIT and partnership level. A606; A968-69, 972; A1158. And the contention that the Series B made TCI's governance consistent with its "peers" (Def. Br. 10) misses the point, which is that the family's prior "influence," to the extent it existed, was elevated to a permanent veto by the Series B.(5)The change was substantive, preclusive and real.

          It was also "defensive," which makes the business judgment rule inapplicable for this reason as well. As a result, the heightened standard of conduct under UNOCAL applies. The family's determination to deter "interlopers" (A600, 603) would alone be enough to trigger UNOCAL, which applies even where a defensive measure is "put in place to ward off possible future advances and not [as] a mechanism adopted in reaction to a specific threat." TOMCZAK V. MORTON THIOKOL, INC., 1990 WL 42607, at *8 (Del. Ch. 1990) (A1523). But here, there WAS a specific threat -- Rouse. The Rouse letter -- obtained just two days ago by SPG through a third

----------
(5) Defendants' effort to make an issue of Simon's governance also must fail; the SPG/Westfield offer is for all CASH, so Simon's governance is irrelevant to TCI shareholders. SEE Bebchuk Dec. P. 44. In any event Simon's governance differs from TCI's in three critical respects: (1) SPG's "excess share" provision is waivable by the board; (2) the Simon family has no ability to prevent anyone from acquiring the REIT's common stock; and (3) most important of all, SPG's governance provisions were all voted on and approved BY THE SHAREHOLDERS. A1390-92 (Simon); A1374-80 (Miller); A1410-14 (Ward).

party subpoena, after defendants refused to produce it in discovery (A1295) -- contained a specific offer on May 1, 1998 to acquire both the REIT and the partnership units of TRG for $17.50, representing almost a 30% premium to the then-trading price of $13.69. See A1298; A1299. TCI NEVER DISCLOSED THIS PREMIUM OFFER TO ITS SHAREHOLDERS. A1351. But the Taubmans made sure that the Series B was put in place so that neither Rouse nor any future offeror would be able to acquire TCI without the family's consent. TCI adopted the Series B in direct response to the Rouse offer,(6) then obscured its true purpose by claiming the Series B was an "obligation" of the GM Exchange. The Series B was draconian and preclusive and is invalid under UNOCAL. SEE UNITRIN, INC. V. AM. GEN. CORP., 651 A.2d 1361, 1373 (Del. 1995).(7)

          That defendants structured the GM Exchange to avoid a shareholder vote -- even if one was not legally required, as they contend -- is further evidence that the primary purpose of the Series B was to seize control of TCI for the family. SEE HILTON HOTELS CORP. V. ITT CORP., 978 F. Supp. 1342, 1349 (D. Nev.
1997) (enjoining restructuring plan designed to maintain control where board "offered no credible justification for not seeking shareholder approval" even though shareholder vote not legally required).(8) The ultimate "malls for units" structure was chosen

----------
(6) Defendants' contention that the restructuring process was "initiated" before receiving a specific offer from Rouse (Def. Br. 29 n.27) ignores the fact that the Series B was not proposed until relatively late in the process, AFTER the Rouse offer had been received. A850, 852, 996-97.

(7) The Rouse letter also refutes Robert Taubman's testimony that Rouse was only interested in buying the partnership, and made no offer for the public REIT. A1406-07 ("Absolutely not"). Rouse offered to buy both, but stated that if the Taubman family wished to retain its partnership units it could do so, with the option to convert them later. A1298. Thus, defendants' statement that "there is no evidence that any third party was interested in acquiring anything other than the entire enterprise" prior to the 1998 restructuring (Def. Br. 3; SEE ID. at 31) is both untrue and misleading. SEE ALSO A1332-37 (Bebchuk); A1348-49 (Cicco).

(8) Defendants' assertion that the opposition to a shareholder vote in 1998 was limited to the discarded "SaleCo/DevCo" plan (Def. Br. 7-8) is incorrect: the family was "vigorously opposed" to "ANY proposal which includes a shareholder vote" and wanted to "avoid a shareholder vote at all costs." A603, 607 (emphasis added); SEE A600, 603, 613-14, 617; A1062-63, 1072-73. This position continued
well after rejection of the "SaleCo/DevCo" proposal on June 24, which did not even feature the Series B. SEE A850-51; A846 (July 18 Morgan Stanley note: "GS Objection - Shareholder Vote"). And if it is true, as defendants suggest, that at one precisely BECAUSE the parties apparently thought it avoided the need for a shareholder vote. The Series B power grab had to be accomplished surreptitiously, and was. SEE A739; A1117-18 (Goldman Sachs banker advised, "Don't mention governance -- can of worms"). SEE ALSO A661 ("Veto rights -- must dig deep to discover[arrow sign] investors don't know/care").(9)

          The board's current position that it is impossible for the offer to succeed without the family's support(10) merely proves that the Series B is preclusive and that its issuance violated the board's fiduciary duties. The board is now a mere rubber stamp for the Taubman family, as further evidenced by the press release rejecting the initial SPG offer immediately after it was made public (A501-02) and TCI's recent press release disparaging the 85% tender an hour after the results were made known.(11) TCI's assertion that the offer is "inadequate" rings hollow given that in 1998 the board GAVE AWAY its ability to exercise independent judgment over unsolicited

----------
point Robert Taubman was "about to concede" the "shareholder vote issue" (Def. Br. 7), that means he was "opposed" to it beforehand, which is inconsistent with his sworn testimony that he never opposed a shareholder vote in any way, shape or form. A1138-40.

(9) Defendants are not aided by their laundry list of public filings that, if pieced together like a jigsaw puzzle, allegedly constitute adequate disclosure. The pre-1998 "disclosures" were all very general in nature, and none of the post-1998 filings explained in straightforward, understandable terms that the Series B gave the Taubman family a veto power. SEE A1394-95, 1399-1401 (Smith). Defendants' fiduciary duty of candor is not satisfied by piecemeal, partial disclosures that the average shareholder would be unable to figure out. SEE O'MALLEY V. BORIS, 742 A.2d 845, 851 (Del. 1999) ("Investors should not be required to correctly `read between the lines' to learn all of the material facts relating to the transaction at issue."); A1366-67 (Keath).

(10) SEE, E.G., A500, 502 ("Given the family's position, any efforts to purchase Taubman Centers would not be productive"); A120 (meeting to amend Excess Share Provision is a "waste of time" because it requires two-thirds vote which "Simon cannot get" in light of family's intention to vote against the offer).

(11) In fact, the 85% tender by TCI shareholders is nearly "unprecedented." A1277-78. The conclusory declaration of Alan Miller, TCI's proxy solicitor, speculating about why shareholders may have bought and tendered their shares is without factual basis, as he does not indicate he actually spoke to any shareholders about these matters. Similar "offerings" by Miller have been judicially criticized and rejected. SEE CHESAPEAKE V. SHORE , 771 A.2d 293, 334-36 (Del. Ch. 2000). For the actual views of two of TCI's largest shareholders, owning over 10% of the common shares, SEE Affidavits of Keith R. Pauley and Robert H. Steers (A1546; A1548).

offers. Price no longer even matters.(12) In any event, the adequacy of the offer should be decided by TCI's shareholders. SEE GRAND METRO. V. PILLSBURY CO., 558 A.2d 1049, 1052, 1057-60 (Del. Ch. 1988) (where 87% of shareholders tendered for 60% premium offer, court enjoined board to eliminate preclusive poison pill because shareholders were entitled to determine for themselves whether to accept the offer).

          SPG has standing as a bidder-shareholder to assert its breach of fiduciary duty claim. Defendants rely on cases such as OMNICARE, INC. V. NCS HEALTHCARE, INC., 809 A.2d 1163 (Del. Ch. 2002), REV'D ON OTHER GROUNDS, 2002 Del. LEXIS 723 (Del. Dec. 10, 2002) (A1475), where plaintiff owned no shares at the time of the breach. But here, SPG alleges the directors have breached AND ARE CONTINUING TO BREACH fiduciary duties both before and after the time SPG became a stockholder of TCI. Cplt. P.P. 84(b), 92-93. This "continuing wrong" gives SPG standing. SEE CRTF CORP. V. FEDERATED DEP'T STORES, INC., 683 F. Supp. 422, 437 (S.D.N.Y. 1988).(13)

          Recognizing that Smith's presence as a plaintiff moots any issue of SPG's standing,(14) defendants argue that his California citizenship destroys diversity jurisdiction because TG Partners Limited Partnership ("TG"), which owns shares of the Series B, has two limited partners

----------
(12) Given Goldman's loyalties to the family, the board cannot hide behind the Goldman "inadequacy" opinion. Courts may appropriately discount the financial advice of a conflicted advisor. SEE IN RE SHELL OIL CO., 1990 WL 201390, at *33 (Del. Ch. Dec. 11, 1990) (A1480).

(13) As a current TCI shareholder SPG also has standing to seek declaratory relief with respect to the voting of the Series B shares. In OMNICARE, the court held that the plaintiff DID have standing to pursue a declaratory judgment action with respect to the voting rights of certain "Class B" stock held by corporate insiders. 809 A.2d at 1173-74 (A1475).

(14) SEE EMERSON RADIO CORP. V. INT'L JENSON, INC., 1996 WL 483086, at *14 (Del. Ch. Aug. 20, 1996) (A1436) (that plaintiff-bidder did not own the target corporation's stock did not preclude consideration of the bidder's fiduciary duty claims, because other shareholders who DID own the company's stock supported the bidder's claims, the merits of which had been the subject of significant discovery); OMNICARE, 2002 Del. LEXIS 723, at *6 (A1475) (finding issue of plaintiff's standing moot because "there are stockholders with standing who have asserted those [fiduciary duty] claims").

who are citizens of California. Defendants claim that TG is a "real party in interest" which must be joined as a defendant. Def. Br. 21-22. Notably, defendants never raised any such claim until now.

          The argument in any event is misplaced; TG is not an indispensable party. As defendants concede, Alfred Taubman controls TG because he is "authorized to take all actions on behalf of TG partners" and "votes TG Partners' Series B Preferred Stock on behalf of all the partners of TG." (Poissant Dec.P. 7, Def. Ex. 29). Alfred Taubman is also the BENEFICIAL OWNER of TG's Series B shares and limited partnership units. A1306, 1309-10. As Alfred Taubman is the legal and beneficial owner of TG's voting rights, TG and its limited partners are in no sense "indispensable" parties under Fed. R. Civ. P. 19, which governs the joinder analysis. SEE FDIC V. HYDE PARK APARTMENTS, 1996 WL 138558 (9th Cir. 1996) (A1457) (limited partnership not indispensable party where general partner named as defendant).(15) No showing has been made that, in the absence of TG, the Court cannot accord complete relief to the parties, or that disposition of the action in TG's absence may impair TG's ability to protect its interests.(16) Indeed, whatever "interest" TG may claim is identical to that of Alfred Taubman and can be adequately protected by him as well as the other defendants who are aligned in defending the validity of the Series B. SEE PROF'L HOCKEY CLUB V. DETROIT RED WINGS, 787 F. Supp. 706, 713-14 (E.D. Mich.
1992). Thus, diversity remains intact.

          Defendants next contend that Smith fails to meet the $75,000 jurisdictional threshold, but because plaintiffs seek an injunction, the amount in controversy may be measured from defendants' viewpoint. CARDIZEM CD ANTITRUST LITIG., 90 F. Supp. 2d 819, 834-35 (E.D. Mich.

----------
(15) The "real party in interest" rule embodied in Fed. R. Civ. P. 17 applies to PLAINTIFFS and has no application here. RMP CONSULTING GROUP, INC. V. DATRONIC RENTAL CORP. (Def. Br. 22) is therefore inapposite as it addressed whether, under Rule 17(a), the court should consider the citizenship of a limited partnership, as a PLAINTIFF.

(16) Defendants mistakenly contend that plaintiffs seek to enjoin the voting right of all of the Series B, constituting 38% of TCI's voting power. In fact, plaintiffs only seek to enjoin the Series B voting rights controlled by the Taubman family. (Cplt.P.P. 61, 70, 87)

1999); SEE HOFFMAN V. VULCAN MATERIALS CO., 19 F. Supp. 2d 475, 483 (M.D.N.C.
1998). The Series B voting rights are clearly worth more than $75,000 to defendants. SEE Keath Dec.P. 5.G.(vi); A1362-65 (Keath); A1397-98 (Smith) (the Series B "is worth millions because it basically controls any outcome, any decision" of TCI). Indeed, the cost of complying with the injunction alone is undoubtedly more than $75,000. SEE CARDIZEM, 90 F. Supp. 2d at 834-36.

          Even if a "plaintiffs' viewpoint" rule were adopted, there is federal jurisdiction because the amount in controversy for the SPG plaintiffs exceeds $75,000 and there is supplemental jurisdiction under 28 U.S.C. Section. 1367 over the related claims of Smith. SEE OLDEN V. LAFARGE CORP., 203 F.R.D. 254, 264-65 (E.D. Mich. 2001). Section 1367 specifically permits supplemental jurisdiction to be exercised over claims by plaintiffs joined under Rule 20, as Smith was here. SEE STROMBERG METAL WORKS, INC. V. PRESS MECH., INC., 77 F.3d 928, 932 (7th Cir. 1996); STEWART V ALVAREZ, 2002 U.S. Dist. LEXIS 19195
(E.D. La. Oct. 8, 2002) (A1519).

          The contention that Smith's claims are derivative claims is also incorrect. Smith alleges that the Series B has improperly diluted and shifted voting control away from him and other public shareholders to the Taubman family. SEE Cplt. P.P. 41-42, 49, 87; A1394-96, 1402-03 (Smith). Such a dilution claim is individual, not derivative. IN RE TRI-STAR PICTURES, INC. LITIG., 634 A.2d 319, 330 (Del. 1993); LIPTON V. NEWS INT'L, 514 A.2d 1075, 1078-79 (Del.
1986).(17)

          SPG's breach of fiduciary duty claim is not barred by the statute of limitations. The claim does not accrue until "all the elements of the cause of action, including the element of damage, have occurred and can be alleged in a proper complaint." SEE CLARK V. SAKOWSKI, 2000 WL 33405937, at * 2 (Mich. App. Oct. 13, 2000) (A1432). A claim accrues "when one is

----------
(17) Merely calling this an "entrenchment" claim does not make it a derivative claim. "Where the entrenching actions of a corporate board have the purpose and effect of reducing the voting power of stockholders, the affected stockholders may bring an individual action." IN RE GAYLORD CONTAINER CORP. S'HOLDERS LITIG., 747 A.2d 71, 81-83 (Del. Ch. 1999); SEE ALSO AVACUS PARTNERS, L.P. V. BRIAN, 1990 WL 161909, at *7 (Del. Ch. Oct. 24, 1990) (A1422).

injured, not when the wrong is committed." MCCANN V. BRODY-BUILT CONSTR. CO., 197 Mich. App. 512, 515 (1992).(18)

          SPG's breach of fiduciary duty claim could not have accrued until November 2002. That is when SPG and TCI's other shareholders first suffered INJURY from the Taubman family's seizure of its 30% blocking position because the Taubman family used -- and the board relied upon -- that wrongfully-obtained blocking position to thwart SPG's offer. SEE BOROCK V. COMERICA BANK-DETROIT, 938 F. Supp. 428, 431 (E.D. Mich. 1996) (breach of fiduciary duty claim accrued not when bank gave bad advice but when plaintiff was injured by bank's pulling credit line).

          The continuing nature of defendants' wrongful conduct also tolls the statute of limitations. SEE MEEK V. MICH. BELL TEL. CO., 193 Mich. App. 340, 344
(1991) (continuing wrong doctrine applies where acts are "so sufficiently related as to constitute a pattern"). Defendants are engaged in a pattern of conduct that BEGAN with the Taubman family's seizure of a blocking position in 1998, and continues to this day with the board's failure to take any steps to remove that blocking position, as well as the recent amendment of the bylaws, in direct response to the SPG offer, to make it even more difficult for the shareholders to remove the Excess Share Provision. A95; A1403-04 (Smith).(19)

----------
(18) MCL Section 600.5827's inclusion of the phrase "regardless of the time when the damage results" was merely "intended to prevent subsequent damages from extending the period of limitations," which is not the situation here. SEE AM. STATES INS. CO. V. TAUBMAN CO., 352 F. Supp. 197, 200 (E.D. Mich. 1972).

(19) All but one of the cases cited by defendants (Def. Br. 24 & n.24) applied the "continuing wrong" doctrine not to the statute of limitations but instead to the contemporaneous ownership requirement for derivative suits, a procedural rule that has "no relevance to individual shareholder suits claiming a private wrong." ALA. BY-PRODUCTS CORP. V. CEDE & CO., 657 A.2d 254, 266 (Del. 1995). The lone non-derivative suit case, HORVATH V. DELIDA, involved continued flooding damage caused by a single act of dredging, not (as here) a related pattern of wrongdoing.

          Lastly, even if the statute of limitations were to apply, the Court would have discretion to entertain plaintiffs' fiduciary duty claim which seeks "purely equitable" relief, especially given TCI's misleading and incomplete disclosures concerning the Series B. SEE LOTHIAN V. CITY OF DETROIT, 414 Mich. 160, 170-75 (1982); GIBRALT CAPITAL CORP. V. SMITH, 2001 WL 647837 (Del. Ch. May 9, 2001) (A1461); NEARY V. MARKHAM, 155 F.2d 485, 489 (10th Cir. 1946).

B.        THE "GROUP" SHARES MAY NOT BE VOTED UNDER THE CONTROL SHARE ACT.

          Defendants attempt to avoid application of the Control Share Act by arguing that (1) the termination of the Voting Agreements between Robert Taubman and certain family friends and allies makes those agreements "moot"; (2) the formation of a group is not a "control share acquisition"; and (3) even if the Taubman family is a "group" they have been so since at least 1998. These arguments misread the Court's January 22 Order, ignore applicable Section 13(d) precedent and SEC Rules, and are inconsistent with the Indiana Commentary.

          FIRST, Robert Taubman, the Taubman family and its allies clearly formed a "group" in November 2002. The family came together for the specific purpose of voting their collective 30% voting power against the SPG offer, deputized Robert Taubman to acquire another 3.6% of voting power from the friends and allies,(20) and filed a Schedule 13D announcing the shareholder group's common objective. A543.

          SECOND, that group's acquisition of voting power over a 33.6% controlling block of shares constitutes a "control share acquisition." The acquisition of voting power is clearly an "acquisition" under the Act. MCL
Section 450.1791(1). When Robert Taubman and the Taubman family members joined to oppose the SPG offer, they acquired, for purposes of Section 13(d) and the Control Share Act, the voting power held collectively by the family. 17 C.F.R. Sections 240.13d-5(b)(1), 13d-3(a) (A1415). The voting power acquired by Robert Taubman from the family friends, in turn, is "considered to have been acquired in the same transaction" as the acquisition

----------
(20) Two of these individuals (Max Fisher and Robert Larson) themselves acquired shares in the open market and immediately turned over the voting rights to Robert Taubman. A545.

of voting power by the family upon formation of the group. MCL Section 450.1791(2). Thus, Robert Taubman, together with the family and the other supporting shareholders, acquired in one transaction a total of 33.6% of the issued and outstanding voting shares of TCI.

          Defendants purport to derive support from the Indiana Commentary for the proposition that the formation of a group, without an acquisition of new shares, cannot be a control share acquisition. Def. Br. 34. But they ignore the portion of the Indiana Commentary stating that "the ACQUISITION of control shares MAY BE . . . AS PART OF A GROUP," i.e., by "two or more persons acting cooperatively or in concert." A1421. (emphasis added). As the Court has noted, citing the Indiana Commentary, a control share acquisition occurs when in "any transaction or series of transactions . . . A GROUP OF PERSONS ACTING TOGETHER, ACQUIRES THE SUBSTANTIVE PRACTICAL ABILITY TO VOTE" more than 20%, 33-1/3% or a majority of the voting shares. Jan. 22 Order at 13 (emphasis added). This is entirely consistent with the principle under 13(d) that each member of the group is deemed to have acquired the voting power of each other member EVEN WITHOUT ADDITIONAL PURCHASES OF STOCK. SEE GAF CORP. V MILSTEIN, 453 F.2d 709, 718 (2d Cir. 1971) ("It hardly can be questioned that a group holding sufficient shares can effect a takeover without purchasing a single additional share of stock").
(21)

----------
(21) Defendants' heavy reliance on ATLANTIS GROUP, INC. V. ALIZAC PARTNERS (Def. Br. 35) is badly misplaced. Plaintiffs there sought to enjoin three shareholder groups from voting their shares based on actions taken in their capacity as DIRECTORS, not shareholders. Def. Ex. 63 at 3-4. SPG's counsel here, Miller Canfield, advanced the unremarkable proposition that action taken by directors solely in their capacity as directors (and not as shareholders) is not subject to the Control Share Act, "nor should it be." ID. at 45. Here, by contrast, SPG challenges the Taubman family's acquisition of voting control as a shareholder group, and not in any other capacity. The court in ATLANTIS held that because plaintiffs had not produced sufficient evidence of an agreement among the shareholders AS SHAREHOLDERS to act in concert, they were not a "group" within the meaning of section 13(d) or, by analogy, the Control Share Act. The court went on to note, in dicta, that whatever "alignment" existed among the three shareholder groups "probably" was not a control share acquisition, but that has nothing to do with whether formation of a shareholder group constitutes an acquisition under the Act. For all of defendants' efforts to suggest that Miller Canfield's position in ATLANTIS is somehow inconsistent with SPG's position here, that case has nothing to do with this one. Shareholders who combine together to vote as a group, such as the Taubmans, ARE a proper subject for application of the Control Share Act.

          THIRD, termination of the Voting Agreements covering 3.6% of TCI's voting power in no way "moots" this conclusion. Even if one believes that the other shareholders no longer have any understanding with the Taubman family to oppose the offer -- which defies common sense and all the evidence -- all that means is that certain group members have exited. It does NOT mean that the group has been terminated, or that the Taubman family remains other than resolute in using the group's remaining 30% voting power to stop the SPG offer. Tearing up the Voting Agreements changes nothing except, at most, reduces the number of "tainted" control shares from 33.6% to 30.6%. Nothing in the Michigan Act or Indiana Commentary provides that a transfer (or return) of tainted control shares from a group to someone who has allegedly exited the group "cleanses" the control shares that remain in the hands of the group. SEE A1420.

          FOURTH, the argument that the Taubman family could not have formed a group in 2002 because it has been a group since 1998 is again contrary to
Section 13(d) law. A group may be found based on "evidence that indicates AN INTENTION TO ACT IN CONCERT OVER AND ABOVE THE PRIOR AND CONTINUING RELATIONSHIPS BETWEEN THE VARIOUS PARTIES." K-N ENERGY, INC. V. GULF INTERSTATE CO., 607 F. Supp. 756, 765 (D. Colo. 1983) (emphasis added). Such an intention is clear from the 13D, WHICH INCLUDED THE FAMILY'S 30% VOTING SHARES FOR THE FIRST TIME, and is confirmed by the family's public statements that it intends to vote against the offer, as well as Robert Taubman's testimony that "we" -- the FAMILY (a) decided to oppose the offer; (b) agreed to seek the Voting Agreements; and (c) jointly filed the 13D. SEE SPG Opening Br. 22-23. It is irrelevant whether the family was -- or currently is -- a group for other purposes, since the only group that matters here -- the one formed to vote against the SPG offer -- could not have existed prior to November 2002, when the family filed a 13D.

          Because TCI's shareholders have not conferred voting rights on the Taubman family's controlling Series B shares, those shares cannot validly voted under the Control Share Act.(22)

----------
(22) As CURRENT shareholders of TCI, SPG and Smith plainly both have standing under the Act to challenge the FUTURE voting of control shares by the Taubmans.

C. A PRELIMINARY INJUNCTION IS WARRANTED.

          It is not true that the Court is powerless to grant a preliminary injunction because it would "irrevocably alter" the "status quo." Def. Br. 40. The Court's "focus always must be on prevention of injury by a proper order, not merely on preservation of the status quo." STENBERG V. CHEKER OIL CO., 573 F.2d 921, 925 (6th Cir. 1978) (citations omitted). Thus, "if the currently existing status quo itself is causing one of the parties irreparable injury, it is necessary to alter the situation so as to prevent the injury." ID.; SEE ALSO UNITED FOOD & COMMERCIAL WORKERS V. S.W. OHIO REG'L TRANSIT AUTH., 163 F.3d 341, 348 (6th Cir. 1998).

          Furthermore, a preliminary injunction may issue based solely on documentary evidence and deposition testimony, LEXINGTON-FAYETTE URBAN COUNTY GOV'T V. BELLSOUTH TELECOMM., INC., 14 Fed. Appx. 636, 639 (6th Cir. 2001), and may also grant the ultimate relief sought by plaintiff so long as proper notice and a hearing are afforded. SEE CROWLEY V. LOCAL NO. 82, 679 F.2d 978, 997-98 (1st Cir. 1982), REV'D ON OTHER GROUNDS, 467 U.S. 526 (1984). And preliminary injunctions are commonly granted to bidders in takeover cases. SEE SPG Opening Br. at 24.

          Enjoining the Series B from voting will not irreparably harm the Taubmans. Even if the SPG offer succeeds, the family will retain its significant economic interests in TRG and the veto rights they have to control a merger or sale of the partnership assets. All they would lose is the ability to block a sale of the public company in which their economic interest is nil.

          Finally, the contention that any harm to plaintiffs can be remedied by adjustment of the shareholder vote at a later time is wrong. Injunctions have issued PRIOR TO A SHAREHOLDER VOTE where management's conduct "will have a chilling effect on the plaintiffs' proxy solicitation" or "harm . . . the corporate electoral process, a process which carries with it the right of shareholders to a meaningful exercise of their voting franchise and to a fair proxy contest with an informed electorate." PACKER V. YAMPOL, 1986 WL 4748, at *11 (Del. Ch. Apr. 18, 1986) (A1234); BANK OF NEW YORK V. IRVING TRUST CO., 528 N.Y.S.2d 482 (1988) (injunction where target's conduct "taint[s] electoral process"). TCI has repeatedly told shareholders that the offer cannot succeed "absent a Court ruling in litigation" (A504), which is clearly designed to dissuade shareholders from exercising their franchise.(23)

                                   CONCLUSION

          Plaintiffs respectfully request that the Court: (1) preliminarily enjoin the Taubman family from voting the Series B shares controlled by them; and (2) grant such other and further relief as the Court deems fair and equitable.

Dated: February 28, 2003

MILLER, CANFIELD, PADDOCK &                      WILLKIE FARR & GALLAGHER
   STONE, P.L.C.                                 787 Seventh Avenue
                                                 New York, New York  10019
By:  /s/ Carl H. Von Ende                        Telephone:  (212) 728-8000
  ----------------------------------
     Carl H. von Ende (P21867)                   Facsimile:  (212) 728-8111
     Todd Holleman (P57699)                      Attorneys for SPG Plaintiffs

150 West Jefferson, Suite 2500                   SKADDEN, ARPS, SLATE,
Detroit, Michigan  48226-4415                    MEAGHER, & FLOM LLP
Telephone:  (313) 963-6420                       300 South Grand Avenue
Facsimile:  (313) 496-7500                       Los Angeles, California  90071
Attorneys for all Plaintiffs                     Telephone:  (213) 687-5000
                                                 Facsimile:  (213) 687-5600
                                                 Attorneys for Randall J. Smith

--------
(23) Given TCI's manipulation of its by-laws, it is not surprising that Westfield CEO Peter Lowy declined to disclose to TCI's counsel the bidders' strategic plans for a meeting or proxy contest. SPG and Westfield have now announced their intention to propose a charter amendment to eliminate the Excess Share Provision at TCI's Annual Meeting in May. A1537, 1543. And while Mr. Lowy, a non-lawyer, testified at one point to his layman's understanding that the offer could proceed without a favorable court ruling, he later confirmed that the Excess Share Provision must be amended for the offer to go through and that "unless the court rules in [SPG's] favor or the board changes its mind" a less than two-thirds shareholder vote is "not enough to do the deal." A1369-72.

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